Exhibit (h)(20)

Execution Version

SPECIAL CUSTODY AGREEMENT

This Agreement dated as of May 18, 2017 (this “Agreement”), among HIGHLAND FUNDS II, ON BEHALF OF ITS SERIES HIGHLAND SMALL-CAP EQUITY FUND, (“Customer”), THE BANK OF NEW YORK MELLON, a New York Corporation (“Lender”), and STATE STREET BANK AND TRUST COMPANY, as custodian (“Custodian”).

WHEREAS, Customer has established a margin credit facility with Lender through which Customer may obtain margin loans, and for that purpose has signed a Master Margin Loan Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time (the “Credit Agreement”), with Lender;

WHEREAS, Customer has appointed Highland Capital Management Fund Advisors, L.P. (“Investment Advisor”) as an investment advisor and manager over certain of its assets with authority to borrow cash from Lender and to act on Customer’s behalf in connection with the pledge of assets to Lender to secure performance of Customer’s obligations with respect to such loans of cash from Lender where Customer is the borrower;

WHEREAS, Lender is required to comply with applicable laws, including the margin regulations of the Board of Governors of the Federal Reserve System and of any relevant securities exchanges and other self-regulatory associations (the “Margin Rules”) and Lender’s internal policies;

WHEREAS, to facilitate the transactions hereunder, Customer and Lender desire to establish procedures for compliance with the Margin Rules; and

WHEREAS, Custodian, as custodian of certain assets of Customer pursuant to a custody agreement (the “Custodian Agreement”) between Custodian and Customer is prepared to act as custodian for Collateral pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.    Definitions.

(a)    Terms defined in the Uniform Commercial Code of the Commonwealth of Massachusetts (the “UCC”) have the same meaning in this Agreement as in the UCC. The term “instruction”, as used in this Agreement, includes an instruction under section 9-104(a)(2) of the UCC.

(b)    In addition to the terms elsewhere defined in this Agreement, the following terms have the following meanings for purposes of this Agreement:

“Adequate Performance Assurance” means such Collateral credited to the Special Custody Account as is required under the Margin Rules and Lender’s internal proprietary margin system in effect from time to time.

“Advice from Lender” means a notice sent by an Authorized Representative of Lender delivered to Customer, Investment Advisor or Custodian, as applicable hereunder, communicated in writing including by facsimile-sending device, or such other means as the parties may agree (including, without limitation, if delivered to Customer or Investment Advisor, communicated in writing by email).

“Authorized Representative of Lender” means any person authorized to sign Advices from Lender as certified by an officer of Lender on Appendix A as amended from time to time by a new written certification to Custodian following a reasonable time for Custodian to act thereon.

“Business Day” means a day on which Custodian and Lender are open for business.

2.    Special Custody Account.

(a)    Customer will from time to time instruct Custodian, by any of the means mutually agreed to between Customer and Custodian, to segregate certain U.S. Government securities, or other U.S. securities to the extent in each case acceptable to all parties hereto and in which Customer has granted a security interest to Lender (after giving effect to the segregation, the “Collateral”). Customer will work with Lender, and take such additional steps as may be necessary, to create a perfected first-priority security interest in the Collateral.

(b)    Collateral will be identified and segregated on Custodian’s books and records under the name of Customer as the entitlement holder for the benefit of Lender. The identification and segregation of the Collateral are herein referred to as the “Securities Account” or “Special Custody Account”.

(c)    [Reserved.]

(d)    The Custodian will credit to Customer’s Custodial Account, exclusive of the Special Custody Account, all interest, dividends and other income and other distributions (including, without limitation, maturity proceeds) received by the Custodian on the Collateral. The interest, dividends and other income and other distributions shall not be Collateral.

(e)    Custodian may in its discretion decline to follow an instruction originated by Customer under Section 2(a) if following the instruction would in Custodian’s sole judgment, after taking into account the subordination in Section 7(c), result in any remaining assets in the custodial account being inadequate to cover any obligations of Customer to Custodian. Custodian will notify Customer of any decision to decline to follow the instruction.

3.    Control. Custodian will take such action with respect to any Collateral as Lender shall direct in an Advice from Lender. In no event will any consent of Customer be required for the taking of the action by Custodian. Without limitation upon the foregoing, Custodian will (a) comply with any Advice from Lender or other entitlement orders or instructions originated by Lender concerning the Special Custody Account or any of the Collateral without further consent by Customer and (b) will not comply with entitlement orders or other instructions from Customer with respect to the Special Custody Account or any of the Collateral without the consent of Lender.

4.    Additional Assurances and Duties of Custodian.

(a)    Custodian confirms that the Securities Account is a securities account. Custodian will act as a securities intermediary with respect to the Securities Account. As a consequence of the Custodian Agreement being governed by the laws of the Commonwealth of Massachusetts, the Commonwealth of Massachusetts is the jurisdiction of Custodian as securities intermediary and bank for purposes of the UCC. Likewise, the law applicable to all issues in Article 2(1) of the Hague Convention on the Law Applicable to Certain Rights in respect of Securities Held with an Intermediary is the law in force in the Commonwealth of Massachusetts.

(b)    Custodian will treat all securities and other assets credited to the Securities Account as financial assets except that Custodian will not treat as a financial asset (i) any security or other asset that is not capable of such treatment under section 8-501(d) of the UCC or (ii) any cash or cash balance in the Securities Account. Any security otherwise included in the Collateral and that is not capable of being treated as a financial asset under section 8-501(d) will be held by Custodian as bailee for Lender, and the provisions of Section 3 will apply, solely for purposes of such section, as if the security were a financial asset credited to the Securities Account. Custodian is entitled to all exculpations, indemnities and other benefits under this Agreement when acting as bailee for Lender.

(c)    Other than the existing Custodian Agreement and subject to section 9(a) below, Custodian confirms that it has not entered into and will not enter into any agreement with any other person or entity under which Custodian has agreed to comply with instructions or entitlement orders of such other person or entity relating to the Collateral or the Special Custody Account.

(d)    At the end of each Business Day, Custodian will deliver to Lender an electronic data file via SWIFT or some other means as may be mutually agreed upon from time to time, describing the kind and amount of Collateral in the Special Custody Account as of the end of such Business Day; provided, however, that the Custodian’s failure to deliver such data file to Lender shall not give rise to any liability hereunder. In addition, Custodian upon request will supply Lender and Customer with a monthly statement of Collateral in the Special Custody Account. Custodian will also advise Lender or Customer upon reasonable request of the kind and amount of the Collateral.

5.    Exculpation of Custodian.

(a)    Custodian will have no responsibility or liability for (i) determining the adequacy of the Collateral, (ii) making or verifying any calculations related to any Collateral requirements, (iii) the effect of foreign law with respect to any Collateral issued, or for which the issuer’s jurisdiction is, outside of the United States or that is maintained with a foreign clearing corporation or a foreign depositary bank, (iv) the effect of foreign law with respect to any insolvency proceeding of Customer in which the insolvency tribunal is located outside of the United States or (v) otherwise the creation, attachment, perfection or priority of any security interest in favor of Lender or the adequacy of the remedies of Lender to enforce any security interest.

(b)    Custodian will have no responsibility or liability (i) to Lender for complying with entitlement orders or other instructions under Section 2(a) originated by Customer, (ii) to Customer for complying with Advices from Lender or other entitlement orders or instructions originated by Lender.

(c)    Custodian will have no duty to investigate or make any determination to verify (i) the occurrence or existence of a Customer Default (as defined in Section 8(g) or any default or termination event under the Credit Agreement, (ii) compliance by either Lender or Customer with the Credit Agreement or the Margin Rules or other applicable law, (iii) whether the value of Collateral is equal in value to Adequate Performance Assurance, (iv) Lender’s right to issue Advices from Lender or to originate other entitlement orders or instructions or (v) otherwise the compliance by Customer or Lender with any of the agreements in Section 8.

(d)    Custodian will have no responsibility or liability with respect to the Special Custody Account except to the extent expressly set forth in this Agreement including, without limitation, with respect to any duty to preserve, exercise or enforce rights in the Collateral or the Special Custody Account. Custodian will not be liable or responsible for any action done or omitted to be done by it in good faith and in the absence of gross negligence or willful misconduct and may rely and shall be protected in acting upon any Advice from Lender or other notice, instruction, entitlement order or other communication which it reasonably believes to be genuine and authorized.

(e)    Custodian will not be liable for delays, errors or losses occurring by reason of circumstances beyond its control, including, without limitation, acts of God, market disorder, terrorism, insurrection, war, riots, failure of transportation or equipment, or failure of vendors, communication or power supply.

(f)    Custodian will have no responsibility or liability to Lender or Customer or to any other person or entity for acting in accordance with any judicial or arbitral process, injunction or other order, writ, judgment, decree or claim of judicial lien relating to the Special Custody Account, even if subsequently modified, vacated or otherwise determined to have been without legal force or effect.

(g)    In no event will Custodian be liable to Lender, Customer or any other person for indirect, consequential or special damages, even if Custodian has been advised of the possibility or likelihood of such damages.

6.    Indemnification in Favor of Custodian.

(a)    Customer will indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable attorneys’ fees) imposed on or incurred by Custodian arising out of any action or omission of Custodian in accordance with any notice, instruction, or entitlement order under this Agreement.

(b)    Lender will indemnify and hold Custodian harmless with regard to any losses or liabilities of Custodian (including reasonable attorneys’ fees) imposed on or incurred by Custodian arising out of (i) any action or omission of Custodian in accordance with any notice, instruction, or entitlement order under this Agreement originated by Lender or (ii) the reversal of any provisional credit to the Special Custody Account occurring following Custodian’s receipt of an Advice from Lender or other entitlement order or instruction from an Authorized Representative of Lender to transfer Collateral from the Special Custody Account to a person other than Customer.

7.    Custodian’s Compensation and Reimbursement Rights; Security Interest.

(a)    Customer will pay and reimburse Custodian for any advances, fees, costs, expenses (including, without limitation, reasonable attorneys’ fees and costs) and disbursements that may be paid or incurred by Custodian in connection with this Agreement. Any fees, expenses or other amounts that may be owing to Custodian from time to time pursuant to the terms of this Agreement or the Custodian Agreement shall be secured by any security interest that Custodian may have been granted under this Agreement, the Custodian Agreement or applicable law. Subject to Section 7(c) below, upon a default by Customer in making payment or reimbursement of any such fees, expenses or other amounts that may be owing to Custodian from time to time pursuant to the terms of this Agreement, Custodian shall be entitled to exercise its rights and remedies as a secured party under applicable law against the Collateral and Special Custody Account in accordance with the terms of this Agreement, Custodian Agreement and applicable law. Custodian agrees, for the benefit of the Lender, that it will exercise its rights and remedies as a secured party against the property in the Customer’s Custodial Account prior to exercising any rights and remedies against property in the Special Custody Account.

(b)     Custodian will not be obligated to advance cash to, for or on behalf of Customer in the Special Custody Account. However, if Custodian does advance cash to the Special Custody Account, Customer’s obligations to reimburse or repay Custodian under Section 7(a) shall be secured by the security interest referred to in Section 7(a).

(c)    Custodian subordinates any security interest or right of recoupment or setoff that it may have in or against the Collateral or the Special Custody Account to the security interest in favor of Lender. However, the subordination will not apply to the extent that Custodian’s security interest or right of recoupment or setoff secures or may reduce obligations of Customer to pay, reimburse or indemnify Custodian pursuant to Section 7(a) for Custodian’s fees, costs, expenses incurred under or in connection with this Agreement or arising out of the operation of the Special Custody Account or advances made by Custodian pursuant to Section 7(b) in connection with the purchase by Customer of securities or other financial assets credited to the Securities Account.

8.    Agreements Between Customer and Lender. The provisions of this Section apply only as between Customer and Lender and shall be governed by the laws of the State of

New York exclusive of any conflict of laws rules that would require the application of the law of any other jurisdiction. Customer and Lender hereby agree as between them as follows:

(a)    Customer hereby represents and covenants to Lender that any transaction pursuant to which any item of Collateral was acquired has fully settled and that each such item of Collateral has been fully paid for by Customer.

(b)    [Reserved.]

(c)    [Reserved.]

(d)    Customer will bear all risk of damage to, or loss or other diminution in value of, the Collateral arising from any act or omission of Custodian (including, without limitation, any act or omission constituting negligence or willful misconduct on the part of Custodian or resulting from the insolvency of Custodian). However, Lender will bear that risk to the extent that the act or omission of Custodian was taken or omitted in accordance with an Advice from Lender or other entitlement order or instruction from an Authorized Representative of Lender in violation of this Agreement, the Credit Agreement or Lender obligations as a secured party under applicable law.

(e)    Lender will be responsible for valuing Collateral.

(f)    Customer represents and warrants to Lender that securities included, or delivered to Custodian to be included, in the Special Custody Account will be in good deliverable form and fully paid for.

(g)    The occurrence of any of the following events constitutes a so-called “Customer Default” hereunder:

(i)    failure by Customer to perform any obligation hereunder or any breach of a representation or warranty by Customer in any material respect contained in this Agreement; or

(ii)    an “Event of Default” under and as defined in the Credit Agreement.

(h)    [Reserved.]

(i)    [Reserved.]

(j)    Lender will not be liable for any loss, cost or expense sustained or incurred by Customer as a result of any transaction executed hereunder, or any other action taken or not taken by Lender hereunder for Customer’s account at Customer’s direction or otherwise, except to the extent that the loss, cost or expense is the result of Lender’s own gross negligence or willful misconduct.

(k)    Lender will not be liable for delays, errors or losses occurring by reason of circumstances beyond its control, including, without limitation, acts of God, market disorder, terrorism, insurrection, war, riots, failure of transportation or equipment, or failure of vendors, communication or power supply. In no event will Lender be liable to Customer for indirect, consequential or special damages, even if Lender has been advised of the possibility or likelihood of such damages.

(l)    [Reserved.]

9.    Relationship to Custodian Agreement.

(a)    If a provision of this Agreement in favor of Lender conflicts with a provision of the Custodian Agreement, the provision of this Agreement shall control. However, this Agreement does not confer on Lender (i) any third party rights under the Custodian Agreement or (ii) any greater rights in respect of the Collateral than would be available to Customer under the Custodian Agreement in the absence of this Agreement.

(b)    If a provision of this Agreement in favor of Custodian provides a greater right to Custodian against Customer or subjects Custodian to a lesser liability to Customer than under the Custodian Agreement, the provision of this Agreement shall control.

(c)    Except as provided in Section 9(a) or (b), this Agreement does not modify the terms of the Custodian Agreement, and Custodian shall be and remain entitled to all of the exculpations, indemnities and other benefits in its favor under the Custodian Agreement, including those with respect to Custodian’s actions and omissions under this Agreement. Instructions and entitlement orders originated by any party under this Agreement will constitute “Proper Instructions” under and as defined in the Custodian Agreement.

10.    Notices. Any Advice from Lender or other notice, instruction, entitlement order or other communication required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, prepaid or, for termination of this Agreement only, by certified or registered mail, and addressed as follows, or to such other address as any party may hereafter notify the other parties in writing:

If to Lender, then:

The Bank of New York Mellon

101 Barclay Street

New York, NY 10286

Attention: [                    ].

Telephone no.: [                    ].

E-mail: [                    ].

with a copy to:

The Bank of New York Mellon

225 Liberty Street

New York, NY 10286

Attention: [                    ].

Telephone no.: [                    ].

E-mail: [                    ].

If to Customer, then:

Highland Capital Management Fund Advisers, LP

200 Crescent Ct, Ste 700

Dallas, TX 75201

Attention: Retail Team

Telephone: [                    ].

If to Custodian, then:

State Street Bank and Trust Company

1 Iron Street

Boston, Massachusetts 02110

Attention: [                    ].

Telephone: [                    ].

Facsimile: [                    ].

11.    Termination.

(a)    This Agreement may be terminated by Customer with the written consent of Lender. Lender may terminate this Agreement at any time upon written notice to the other parties. Upon termination by Customer with the written consent of Lender or by Lender, Lender will have no further right to issue Advices from Lender or originate instructions or entitlement orders concerning the Collateral or the Special Custody Account, and the rights of Customer concerning the Collateral and the Special Custody Account shall be governed by the Custodian Agreement.

(b)    Custodian may terminate this Agreement upon thirty (30) days’ prior written notice to the other parties. Upon termination of this Agreement by Custodian, any Collateral in the Special Custody Account will, subject to any reserves reasonably established by Custodian to secure any liabilities secured by any security interest or right of recoupment or setoff in favor of Custodian and that is not subordinated under Section 7(c), be transferred to a successor custodian designated in writing by the parties or party then entitled to give instructions and entitlement orders under Section 3. If no designation is made, Custodian will be entitled to petition a court of competent jurisdiction to appoint a successor custodian and will be indemnified by Customer for any costs and expenses (including, without limitation, attorneys’ fees) relating thereto.

(c)    Termination will not affect any rights created or obligations incurred under this Agreement prior to termination. This Section and Sections 5, 6, 7, 8(c), 8(i), 8(j), 8(k), 12 and 13 will survive the termination of this Agreement.

12.    [Reserved.]

13.    Successors and Assigns. This Agreement will be binding upon the parties and their respective successors and assigns. Custodian may transfer its rights and duties under this Agreement to any successor to Custodian under the Custodian Agreement. Otherwise, this Agreement may not be assigned without the written consent of all parties.

14.    Governing Law; Jury Trial Waiver; Waiver of Immunity. Except as provided in Section 8, this Agreement is governed by the laws of the Commonwealth of Massachusetts, without giving effect to any conflict of laws rules. To the extent permitted by law, each party waives any right to trial by jury in any legal proceeding arising out of or relating to this Agreement. If in any jurisdiction Lender or Customer may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, attachment (before or after judgment) or other legal process, the party irrevocably agrees not to claim, and hereby waives, such immunity.

15.    Miscellaneous. No amendment or modification of this Agreement will be effective unless it is in writing and signed by each of the parties hereto. If any provision of this Agreement is held illegal, void or unenforceable, the remainder of this Agreement will remain in effect. Any headings appearing on this Agreement are for convenience only and do not affect the interpretation of this Agreement. This Agreement may be executed in several counterparts, each of which will be an original, and all such counterparts taken together will constitute one and the same Agreement. This Agreement supersedes and terminates, as of the date hereof, all prior Control Agreements, or similar agreements, among Lender, Customer and Custodian relating to the Credit Agreement.

[signature page immediately follows]

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the date and year first written above.

CUSTOMER:	HIGHLAND FUNDS II, ON BEHALF OF HIGHLAND SMALL-CAP EQUITY FUND

	By:	/s/ Frank Waterhouse
	Name:	Frank Waterhouse
	Title:	Treasurer

LENDER:	THE BANK OF NEW YORK MELLON

	By:	/s/ Stephen Brennan
	Name:	Stephen Brennan
	Title:	Managing Director

CUSTODIAN:	STATE STREET BANK AND TRUST COMPANY

	By:	/s/ Andrew Erickson
	Name:	Andrew Erickson
	Title:	Executive Vice President

APPENDIX A

AUTHORIZED PERSONS FOR THE BANK OF NEW YORK MELLON

Custodian is directed to accept and act upon Advice from Lender (as defined in that certain Special Custody Agreement, dated as of May 08, 2017 (as amended, supplemented or otherwise modified from time to time, the “Custody Agreement”) by and among Highland Funds II, on behalf of its series Highland Small-Cap Equity Fund, The Bank of New York Mellon, as Lender, and State Street Bank and Trust Company, as Custodian) received from any one of the following persons at The Bank of New York Mellon:

Name		Telephone/Fax Number		Signature
1.	Stephen Brennan	1.	Tel. [ ] Fax.	1.	/s/ Stephen Brennan

2.	Michael Schroeder	2.	Tel. [ ] Fax.	2.	/s/ Michael Schroeder

3.	Michael Wallace	3.	Tel. [ ] Fax.	3.	/s/ Michael Wallace

Authorized by:	/s/ Stephen Brennan	[signature]

Name:	Stephen Brennan
Title:	MD
Date:	5/18/2017

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